Exhibit 2
PURCHASE AGREEMENT
     PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2006, is by and among FIRST RESERVE PACIFIC HOLDINGS AIV, L.P., a Delaware limited partnership (“Buyer”), and LB I GROUP INC., a Delaware corporation (“Seller”).
W I T N E S S E T H:
     WHEREAS, LB Pacific, LP, a Delaware limited partnership (“LB Pacific”), was formed in October 2004 by LB Pacific GP, LLC, a Delaware limited liability company (“LB Pacific GP”), as general partner of LB Pacific;
     WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, dated as of March 21, 2005, by and among Buyer, Seller and Lehman Sidecar I, LLC (the “Initial Purchase Agreement”), Seller is hereby selling, and Buyer is hereby buying, 19,480,500 Units of LB Pacific (the “Subject Units”) and 19,500 Shares of LB Pacific GP (the “Subject Shares”), in full satisfaction of Seller’s obligations under Section 6.2 of the Initial Purchase Agreement; and
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Each capitalized term used in this Agreement or in the Bill of Sale (as defined below) but not otherwise defined herein or therein shall have the meaning ascribed to such term in the Initial Purchase Agreement (unless otherwise specified).
ARTICLE II
PURCHASE AND SALE OF UNITS AND SHARES
     Section 2.1    Purchase and Sale of Units of LB Pacific. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase and accept delivery from Seller of, and Seller agrees to sell, assign, transfer and deliver to Buyer, at the Closing provided for in Section 2.3, the Subject Units for cash consideration in an amount equal to $29,220,750 (the “Subject Units Purchase Price”), free and clear of all Liens, claims, charges, restrictions or encumbrances of any kind.
     Section 2.2    Purchase and Sale of Shares of LB Pacific GP. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase and accept delivery from Seller of, and Seller agrees to sell, assign, transfer and deliver to Buyer, at the Closing provided for in Section 2.3, the Subject Shares for cash consideration in an amount equal to $29,250 (the “Subject Shares Purchase Price”, and together with the Subject Units Purchase Price, the “Aggregate Purchase Price”), free and clear of all Liens, claims, charges, restrictions or encumbrances of any kind.
     Section 2.3    Closing. The closing of the purchase and sale of the Subject Units and Subject Shares (the “Closing”) shall take place at such place as the parties may mutually agree at

10:00 a.m., local time, on the date hereof (the “Closing Date”). The Closing Date may be postponed to a later time and date by mutual agreement of the parties. If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.
     Section 2.4    Closing Date Deliveries.
          (a)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
     (i)    a Bill of Sale in the form attached hereto as Exhibit A (“Bill of Sale”) executed by Buyer;
     (ii)    the Waivers (as defined in Article VII) executed by Buyer;
     (iii)    the Amended and Restated Partnership Agreement and the Amended and Restated LLC Agreement (each as defined in Article VII), in each case executed by Buyer; and
     (iv)    the Aggregate Purchase Price by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Seller to Buyer prior to the Closing Date.
          (b)    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
     (i)    the Bill of Sale executed by Seller;
     (ii)    the Waivers executed by Seller and the other parties thereto other than Buyer;
     (iii)    the Amended and Restated Partnership Agreement and the Amended and Restated LLC Agreement, in each case executed by Seller and all of the other parties thereto other than Buyer; and
     (iv)    Certificates representing the Subject Units and the Subject Shares as provided in Section 8.7 of the Amended and Restated Partnership Agreement and Section 8.05 of the Amended and Restated LLC Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     The Seller represents and warrants to Buyer the following matters:
     Section 3.1    Organization of Seller. Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations requires such qualification or registration.

     Section 3.2    Authorization. Seller has full corporate power to execute and deliver this Agreement and the Bill of Sale and any other agreement or instrument to be delivered in connection with the Closing (the “Transaction Documents”) to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and Seller’s consummation of the Transactions to which it is a party, have been duly authorized by all requisite action of or on the part of Seller, and no other proceedings or actions on the part of Seller are necessary to authorize this Agreement or any other Transaction Document to which Seller is a party.
     Section 3.3    Due Execution and Validity. This Agreement has been duly and validly executed by Seller and delivered to Buyer, and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally. Upon execution and delivery at the Closing by Seller, each other Transaction Document to which it is a party will be duly and validly executed and delivered by Seller, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party or parties thereto) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally.
     Section 3.4    Title to the Units and Shares. Seller has good and valid title to, is the holder of record of and owns beneficially the Subject Units, free and clear of any and all Liens and, upon delivery to Buyer of the Subject Units on the Closing Date in accordance with this Agreement, good and valid title to such Subject Units, free and clear of all Liens, will pass to Buyer. Seller has good and valid title to, is the holder of record of and owns beneficially the Subject Shares, free and clear of any and all Liens and, upon delivery to Buyer of the Subject Shares on the Closing Date in accordance with this Agreement, good and valid title to such Subject Shares, free and clear of all Liens, will pass to Buyer.
     Section 3.5    No Other Agreement To Sell. Assuming execution and delivery of the Waivers by all of the parties thereto, Seller does not have any obligation, absolute or contingent, to any other Person, including, without limitation, the Strategic Group, to sell, encumber or otherwise transfer (or to offer to sell, encumber or otherwise transfer) the Subject Units or the Subject Shares, or to enter into any agreement with respect thereto.
     Section 3.6    No Conflicts. The execution and delivery of this Agreement and each Transaction Document to which Seller is a party by Seller and the consummation of the Transactions to which it is a party do not and shall not violate any of the respective organizational documents of Seller, LB Pacific or LB Pacific GP, or any material agreement to which Seller, LB Pacific or LB Pacific GP is a party or by which any of them or any of their respective assets are bound.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller the following matters:
     Section 4.1    Organization of Buyer. Buyer is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operation would require such qualification or registration.
     Section 4.2    Authorization. Buyer has full partnership power to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and Buyer’s consummation of the Transactions to which it is a party, have been duly authorized by all requisite partnership action of or on the part of Buyer.
     Section 4.3    Due Execution and Validity. This Agreement has been duly and validly executed by Buyer and delivered to Seller and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally. Upon execution and delivery at the Closing by Buyer, each other Transaction Document to which Buyer is, or is specified to be, a party, will be duly and validly executed and delivered by Buyer, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally.
     Section 4.4    No Conflicts. The execution and delivery of this Agreement and each Transaction Document to which Buyer is a party by Buyer and the consummation of the Transactions to which it is a party do not and shall not violate any organizational document of Buyer.
     Section 4.5    Purchase Entirely for Own Account. This Agreement is made with Buyer in reliance upon Buyer’s representation to Seller, which by Buyer’s execution of this Agreement Buyer hereby confirms, that the Subject Units and the Subject Shares will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Subject Units or Subject Shares.
     Section 4.6    Disclosure of Information. Buyer believes it has received all the information it has requested and such information it considers necessary or appropriate for deciding whether to purchase the Subject Units or Subject Shares.

     Section 4.7    Accredited Investor. Buyer is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.
ARTICLE V
COVENANTS AND ACKNOWLEDGEMENTS
     Section 5.1    Restricted Securities. Buyer understands that the Subject Units and the Subject Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Subject Units and Subject Shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances. In the absence of an effective registration statement covering such Subject Units and Subject Shares or an available exemption from registration under the Securities Act, such Subject Units and Subject Shares must be held indefinitely. In this connection, Buyer represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including, without limitation, the Rule 144 condition that current information about LB Pacific and LB Pacific GP be available to the public. Such information is not now available and there are no present plans by LB Pacific and LB Pacific GP to make such information available.
     Section 5.2    Legends. It is understood that the certificates evidencing the Subject Units and the Subject Shares may bear one or all of the following legends:
          (a)    any legend required by the Amended and Restated Partnership Agreement or the Amended and Restated LLC Agreement, as the case may be; and
          (b)    any legend required by the federal securities laws or the securities laws of applicable states within the United States.
     Section 5.3.    Seller’s Drag-Along Right. For the avoidance of doubt, Buyer and Seller hereby understand, acknowledge and agree that, with reference to each of (a) Section 12.5(b) of the Amended and Restated Partnership Agreement and (b) Section 14.04(b) of the Amended and Restated LLC Agreement, (i) the amount required to equal or exceed two times the respective aggregate capital contributions of Buyer to LB Pacific (as contemplated by Section 12.5(b) of the Amended and Restated Partnership Agreement) or LB Pacific GP (as contemplated by Section 14.04(b) of the Amended and Restated LLC Agreement), as the case may be, means an amount of at least $2.00 per Subject Unit (and each other Unit held by Buyer) or Subject Share (and each other Share held by Buyer), as the case may be, (ii) a Required Sale includes a merger, consolidation or reorganization of, or a sale of all or substantially all of the assets of, LB Pacific and/or LB Pacific GP, as the case may be, and (iii) in the event that the provisions of Section 12.5(b) of the Amended and Restated Partnership Agreement and Section 14.04(b) of the Amended and Restated LLC Agreement, as the case may be, are otherwise satisfied with respect to a Required Sale (including a Required Sale structured as set forth in the preceding clause (ii)), then Section 5.1(c) of the Amended and Restated Partnership Agreement and Section 4.01(c) of the Amended and Restated LLC Agreement shall not apply to such Required Sale. Each of Buyer and Seller, on behalf of itself and its affiliates, covenant not to take any position contrary to the foregoing provisions set forth in this Section 5.3. Capitalized terms used in this Section 5.3 shall have the meanings ascribed to such terms in the Amended and Restated Partnership Agreement and the Amended and Restated LLC Agreement, as the case may be.
ARTICLE VI
CERTAIN POST-CLOSING MATTERS
     Section 6.1    Further Assurances. From time to time at or after the Closing Date, at the request of another party hereto, each party hereto will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as another party reasonably may request in order to consummate, complete and carry out the Transactions, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the Transactions.
ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATION
     Buyer’s obligation to consummate this Agreement and the transactions contemplated hereunder is subject to the satisfaction or waiver by Buyer of each of the following conditions on or prior to the Closing Date:
     Section 7.1    Representations and Warranties. The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects as of the Closing Date, and Seller shall have delivered to Buyer a certificate attesting to the same.
     Section 7.2    Performance. Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and Seller shall have delivered to Buyer a certificate attesting to the same.
     Section 7.3    Closing Documents. On the Closing Date, Seller shall have delivered to Buyer the duly executed closing documents as specified in Section 2.4(b) hereof.
     Section 7.4    No Illegality. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority having the effect of making illegal or otherwise prohibiting the Transactions, and no Claim instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other Governmental Authority.
     Section 7.5    Waiver Under Partnership Agreement. All of the parties to the Third Amended and Restated Limited Partnership Agreement of LB Pacific, dated January 9, 2006 (the “Partnership Agreement”) other than Buyer shall have duly executed and delivered a waiver of any and all restrictions on transfer under Article XIII of the Partnership Agreement that may otherwise apply in connection with the Transactions (the “LB Pacific Waiver”).
     Section 7.6    Waiver Under LLC Agreement. All of the parties to the Second Amended and Restated Limited Liability Company Agreement of LB Pacific GP, dated March 21, 2005 (the “LLC Agreement”) other than Buyer shall have duly executed and delivered a waiver of any and all restrictions or transfer under Article XV of the LLC Agreement that may otherwise apply in connection with the Transactions (the “LB Pacific GP Waiver”, and together with the LB Pacific Waiver, the “Waivers”).
     Section 7.7    Amendment of Partnership Agreement. All of the parties to the Partnership Agreement other than Buyer shall have duly executed and delivered the Fourth Amended and Restated Partnership Agreement in the form attached hereto as Exhibit B (the “Amended and Restated Partnership Agreement”).
     Section 7.8    Amendment of LLC Agreement. All of the parties to the LLC Agreement other than Buyer shall have duly executed and delivered the Third Amended and Restated LLC Agreement in the form attached hereto as Exhibit C (the “Amended and Restated LLC Agreement”).
ARTICLE VIII
CONDITIONS TO SELLER’S OBLIGATION
     Seller’s obligation to consummate this Agreement and the transactions contemplated hereunder is subject to the satisfaction or waiver by Seller of each of the conditions below on or prior to the Closing Date:
     Section 8.1    Representations and Warranties. The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects as of the Closing Date, and Buyer shall have delivered to Seller a certificate attesting to the same.
     Section 8.2    Performance. Buyer shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and Buyer shall have delivered to Seller a certificate attesting to the same.
     Section 8.3    Closing Documents. On the Closing Date, Buyer shall have delivered to Seller duly executed closing documents, as specified in Section 2.4(a) hereof.
     Section 8.4    No Illegality. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority having the effect of making illegal or otherwise prohibiting the Transactions, and no Claim instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other Governmental Authority.
     Section 8.5    Waiver Under Partnership Agreement. Buyer shall have duly executed and delivered the LB Pacific Waiver.
     Section 8.6    Waiver Under LLC Agreement. Buyer shall have duly executed and delivered the LB Pacific GP Waiver.
     Section 8.7    Amendment of Partnership Agreement. Buyer shall have duly executed and delivered the Amended and Restated Partnership Agreement.

     Section 8.8    Amendment of LLC Agreement. Buyer shall have duly executed and delivered the Amended and Restated LLC Agreement.
ARTICLE IX
SURVIVAL; INDEMNIFICATION
     Section 9.1    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing Date.
     Section 9.2 Section 9.2    Indemnification by Seller. Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective directors, managers, officers, members, partners, employees, agents, representatives, successors and assigns (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against and with respect to any and all Losses incurred or suffered by any Buyer Indemnitee that result from, relate to or arise out of, any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to any of the following matters or to the enforcement of any rights under this Section 9.2:
     (a)    any untrue representation or breach of warranty by Seller contained in Article III or in any agreement, document or certificate delivered to Buyer by Seller in respect hereof or under any other Transaction Document; or
     (b)    any breach or nonfulfillment of any covenants of Seller contained herein, in any other Transaction Document or in any agreement, document or certificate delivered to Buyer by Seller hereunder or thereunder.
     Section 9.3    Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective directors, managers, officers, members, partners, employees, agents, representatives, successors and assigns (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”), against and with respect to any and all Losses incurred or suffered by any Seller Indemnitee that result from, relate to or arise out of, any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to any of the following matters or to enforcement of any rights under this Section 9.3:
     (a)    any untrue representation or breach of warranty by Buyer contained in Article IV or in any agreement, document or certificate delivered to Seller by Buyer in respect thereof or under any other Transaction Document; or
     (b)    any breach or nonfulfillment of any covenants of Buyer contained herein, in any other Transaction Document or in any agreement, document or certificate delivered to Seller by Buyer hereunder or thereunder.
     Section 9.4    Procedures for Indemnification. The procedures for indemnification shall be as follows:

     (a)    The party claiming indemnification (the “Indemnified Party”) shall promptly give notice to the party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim, if known or reasonably estimable. Failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent of actual prejudice.
     (b)    Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have 30 days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim. If the Indemnifying Party affirmatively rejects such claim within such 30-day period, the Indemnified Party will be free to seek judicial or other enforcement of its rights to indemnification under this Agreement.
     (c)    With respect to any claim by a third party as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for any reasonable cost or expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense; provided that if the Indemnified Party reasonably determines in good faith that there exist actual or potential conflicts of interest that make representation by the same counsel inappropriate, the Indemnified Party shall be entitled to employ separate counsel (but not more than one per jurisdiction) at the expense and cost of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand unless (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates and (iii) any amounts owing from any Indemnified Party pursuant to such compromise or settlement are subject to full indemnification by the Indemnifying Party (which has acknowledged in writing its responsibility therefor and has demonstrated its financial ability to satisfy such obligation).
     (d)    If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

     (e)    If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim and shall be liable for all costs and expenses of defending such claim incurred by Indemnified Party, including fees and disbursements of counsel.
     Section 9.5    Exclusive Remedies. Following the Closing, the remedies provided for in this Article IX shall be the sole and exclusive remedies of the parties and their respective directors, managers, officers, members, partners, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement, provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a party may be entitled.
ARTICLE X
MISCELLANEOUS
     Section 10.1    Expenses. Each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents.
     Section 10.2    Publicity. Except as required by law or regulation, prior to the Closing neither of the parties shall disclose to any person (other than their respective advisors, accountants, consultants and attorneys) or make any public announcement or issue any press release with respect to the Transactions, the terms thereof, the terms contained in this Agreement or any written or oral proposal made by the parties, the fact that discussions are taking place or the identity of the parties (or their control persons) without the prior written consent of the other. Any public announcement or press release associated with the execution of this Agreement or the Closing shall be agreed upon by the parties prior to being issued.
     Section 10.3    Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Seller:	LB I Group Inc.
c/o Lehman Brothers Inc.
399 Park Avenue, 9th floor
New York, NY 10022
Attention: Christopher R. Manning
Telecopy: 646-758-3708

with a copy to:	Lehman Brothers Inc.
745 7th Avenue
New York, NY 10019
Attention: Legal Department
Telecopy: 646-758-2176

If to FRC:	First Reserve Corporation
600 Travis St., Suite 6000

Houston, TX 77002
Attention: Tim Day
Telecopy: 713- 437-5146

with a copy to:	Locke Liddell & Sapp LLP
600 Travis St., 2400 JPMorgan Chase Tower
Houston, TX 77002
Attention: H. William Swanstrom
Telecopy: 713-223-3717

with a copy to:	First Reserve Corporation
One Lafayette Place
Greenwich, CT 06830
Attention: General Counsel
Telecopy: 203-661-6729
     Notices shall be deemed given five (5) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or by telecopy with receipt confirmed. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
     Section 10.4    Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 10.5    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that without the consent of any other party, any party shall be permitted to assign its rights and obligations under this Agreement to any other Affiliate of such party, which assignment shall not release the assigning party from its obligations hereunder.
     Section 10.6    Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors any rights or remedies under or by reason of this Agreement.
     Section 10.7    Entire Agreement. This Agreement (including the Exhibits hereto, which are incorporated by reference herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.
     Section 10.8    Amendment. This Agreement shall not be amended except by a written instrument executed by each of the parties hereto.
     Section 10.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 10.10    Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.
     Section 10.11    Governing Law; Submission to Jurisdiction; Selection of Forum; Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK (THE “CHOSEN COURT”). IN ADDITION, EACH PARTY HEREBY (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN THE CHOSEN COURT AND AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) WAIVES ANY OBJECTION OR DEFENSE THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER ANY PARTY TO THIS AGREEMENT. EACH PARTY HERETO FURTHER AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

BUYER: FIRST RESERVE PACIFIC HOLDINGS AIV, L.P.
By:	FIRST RESERVE GP X, L.P.,
its general partner

By:	FIRST RESERVE GP X, Inc.,
its general partner

By:
Name:
Title:

SELLER: LB I GROUP INC.
By:
Name:
Title:

EXHIBIT A
BILL OF SALE
     This Bill of Sale and Assignment Agreement (“Agreement”) is dated as of May 11, 2006 by and between LB I Group Inc., a Delaware corporation (“Assignor”), and First Reserve Pacific Holdings AIV, L.P. (“Assignee”).
     Whereas, Assignor desires to sell, assign and transfer, and Assignee desires to purchase and receive, all of Assignor’s right, title and interest in and to 19,480,500 of Assignor’s units of limited partnership interest (such portion, the “Partnership Interest”) in LB Pacific, LP, a Delaware limited partnership, and 19,500 of Assignor’s shares of limited liability company interest (such portion, the “GP Interest,” and together with the Partnership Interest, the “Interests”) in LB Pacific GP, LLC, a Delaware limited liability company, and Assignee desires to assume all of Assignor’s duties, obligations and liabilities associated therewith, all subject to the terms and conditions provided for herein and in that certain Purchase Agreement by and among Assignor and Assignee dated as of May 11, 2006 (“Purchase Agreement”).
     Now therefore, Assignor and Assignee, in consideration of the foregoing, agree as follows:
     Section 1.    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor by these presents does hereby sell, transfer, convey, assign and deliver to, and vest in, Assignee, its successors and assigns forever, good and marketable title in all of Assignor’s right, title and interest, legal and equitable, in and to the Interests, in accordance with and subject to the terms of this Agreement and the Purchase Agreement. Assignor hereby binds itself and its successors and assigns to warrant and forever defend title in and to the Interests unto Assignee, its successors and assigns, against any and every person or persons whomsoever lawfully claiming or to claim the same or any part thereof.
     Section 2.    Assignee does hereby accept the assignment of the Interests as contemplated herein and does hereby agree to be bound by all the terms and conditions of the Amended and Restated Partnership Agreement and the Amended and Restated LLC Agreement (as respectively defined in the Purchase Agreement) .
     Section 3.    Assignor hereby constitutes and appoints Assignee, its successors and assigns, the true and lawful attorney and attorneys in fact of Assignor with full power of substitution in the name and stead of Assignor, on behalf and for the benefit and expense of Assignee, its successors and assigns, to demand and receive any and all of the assets, properties and rights assigned to Assignee pursuant to this Agreement or the Purchase Agreement and to give receipts and releases for and in respect to the same or any part thereof, to endorse any claim or right of any kind in respect thereof and to do all acts and things in relation to the above-mentioned assets, properties and rights which Assignee, its successors and assigns may deem desirable, Assignor hereby declaring that the foregoing powers are coupled with an interest and are not revocable and shall not be revoked by Assignor for any reason whatsoever.
     Section 4.    Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to, any individual, firm, partnership, company, corporation or

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other person, of any kind or sort whatsoever, other than Assignor and Assignee and their respective successors and assigns, any remedy or claim under or by reason of this Agreement or any terms, covenant or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Assignee and Assignor and their respective successors and assigns.
     Section 5.    Assignor, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon written notice thereof received from Assignee, Assignor will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required or requested by Assignee in order to assign, transfer, set over, convey, assure and confirm unto, and vest in, Assignee, its successors and assigns or to aid and assist Assignee in collecting or reducing to possession the Interests assigned to Assignee.
     Section 6.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Assignor
LB I GROUP INC.
By:
Name:
Title:

Assignee
FIRST RESERVE PACIFIC HOLDINGS AIV, L.P.
By:	FIRST RESERVE GP X, L.P.,
its general partner

By:	FIRST RESERVE GP X, Inc.,
its general partner

By:
Name:
Title:

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